Pricing Term Sheet dated January 25, 2011
ISSUER FREE WRITING PROSPECTUS
SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 24, 2011 AND
PROSPECTUS DATED JANUARY 24, 2011
Filed pursuant to Rule 433
Registration Number: 333-171826
Dana Holding Corporation
$400 million aggregate principal amount of 6.500% Notes due 2019
and
$350 million aggregate principal amount of 6.750% Notes due 2021
     This free writing prospectus relates to the offering by Dana Holding Corporation of $400 million aggregate principal amount of 6.500% Notes due 2019 (the “2019 notes”) and $350 million aggregate principal amount of 6.750% Notes due 2021 (the “2021 notes”) and should be read together with the preliminary prospectus supplement, dated January 24, 2011, filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, including the documents incorporated therein by reference, and the related base prospectus, dated January 24, 2011, forming a part of Registration Statement No. 333-171826.
2019 Notes

Issuer:	Dana Holding Corporation

Security:	Notes due 2019

Aggregate Principal Amount:	$400,000,000

Maturity:	February 15, 2019

Coupon:	6.500%

Price:	100.000% of aggregate principal amount

Yield to Maturity:	6.500%

Spread to Benchmark Treasury:	318 basis points

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2011

Optional Redemption:	At any time on or after February 15, 2015, we may redeem some or all of the 2019 notes at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption Price
2015	103.250%
2016	101.625%
2017 and thereafter	100.000%

Prior to February 15, 2015, during any 12-month period, we may at our option redeem up to 10% of the aggregate principal amount of the 2019 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Prior to February 15, 2015, we may also redeem some or all of the 2019 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to February 15, 2014, we may redeem up to 35% of the aggregate principal amount of the 2019 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65%

of the original aggregate principal amount of the 2019 notes issued remains outstanding after the redemption.

Settlement Date:	T+3; January 28, 2011

CUSIP/ISIN:	235825 AA4 / US235825AA45

Underwriting Discount:	2.00%

Proceeds to Company (before expenses):	$392,000,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
ING Financial Markets LLC
UBS Securities LLC

2021 Notes

Issuer:	Dana Holding Corporation

Security:	Notes due 2021

Aggregate Principal Amount:	$350,000,000

Maturity:	February 15, 2021

Coupon:	6.750%

Price:	100.000% of aggregate principal amount

Yield to Maturity:	6.750%

Spread to Benchmark Treasury:	343 basis points

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2011

Optional Redemption:	At any time on or after February 15, 2016, we may redeem some or all of the 2021 notes at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption Price
2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%

Prior to February 15, 2016, during any 12-month period, we may at our option redeem up to 10% of the aggregate principal amount of the 2021 notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Prior to February 15, 2016, we may also redeem some or all of the 2021 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to February 15, 2014, we may redeem up to 35% of the aggregate principal amount of the 2021 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65%

of the original aggregate principal amount of the 2021 notes issued remains outstanding after the redemption.

Settlement:	T+3; January 28, 2011

CUSIP/ISIN:	235825 AB2 / US235825AB28

Underwriting Discount:	2.00%

Proceeds to Company (before expenses):	$343,000,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
ING Financial Markets LLC
UBS Securities LLC
If any information contained in this Pricing Term Sheet is inconsistent with information contained in the preliminary prospectus supplement and the accompanying prospectus, the terms of this Pricing Term Sheet shall govern.
The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC relating to this offering. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc. by mailing to Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by calling 1-800-831-9146, Wells Fargo Securities, 550 South Tryon Street, 7th Floor, MAC D1086-070, Charlotte, NC 28202, or by calling 800-326-5897 or by emailing cmclientsupport@wellsfargo.com, BofA Merrill Lynch, at 4 World Financial Center, New York, NY 10080, Attention: Syndicate Operations, or by calling 800-294-1322 or by emailing dg.prospectus_requests@baml.com, Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (or emailing at barclaysprospectus@broadridge.com or telephone at 1-888-603-5847), Deutsche Bank Securities Inc., c/o ADP Prospectus Services, 1155 Long Island Ave., Edgewood, NY 11747, or by calling 1- 800-503-4611 or by emailing prospectus.cpdg@db.com, ING Financial Markets LLC, by mailing to Attention: Carol Clarke, 1325 Avenue of the Americas, New York, NY 10019, UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: (888) 827-7275 or (212) 713-2626. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement and the accompanying prospectus for a complete description.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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